EXHIBIT 1

October 2, 2003

FOR IMMEDIATE RELEASE

Enerplus Resources Fund

TSX – ERF.un

NYSE - ERF

ENERPLUS ISSUES US$54 MILLION 12-YEAR SENIOR UNSECURED NOTES

Enerplus Resources Fund is pleased to announce that its wholly-owned subsidiary, EnerMark Inc., successfully closed an offering of US$54 million senior unsecured notes maturing October 1, 2015, to six U.S. institutional investors. The notes have a coupon rate of 5.46% priced at par and have a 12-year term with a 10-year average life (20% of the principal repayment is required on October 1, 2011 and each year thereafter until October 1, 2015).  At the time of pricing, the yield on the benchmark 10-year U.S. Treasury bond was 4.46%.  The net proceeds from the offering will be used to repay a portion of bank indebtedness and the existing revolving syndicated credit facility held by Enerplus will be reduced accordingly.

This offering further diversifies Enerplus’ capital sources and provides long-term credit commitments at attractive fixed interest rates.  Citigroup Global Markets Inc. acted as sole agent for the private placement.

Enerplus Resources Fund is North America’s largest conventional oil and natural gas income fund established in 1986. Trading on both the Toronto Stock Exchange (ERF.un) and the New York Stock Exchange (ERF), Enerplus offers investors a high yield investment that pays regular monthly cash distributions to all unitholders and is an eligible investment for all RRSPs, RRIFs IRAs and RESPs.

For further information, please contact Rob Waters, Senior Vice President & Chief Financial Officer or Eric Tremblay, Senior Vice President, Capital Markets at 1-800-319-6462. For complete information on Enerplus, visit www.enerplus.com.

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Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “expects”, “projects”, “plans” and similar expressions, are forward-looking information that represents management of Enerplus’ internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof or the economic performance of Enerplus.  The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, those described in Enerplus’ filings with the Canadian and U.S. securities authorities.  Accordingly, holders of Enerplus Trust Units and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. Enerplus disclaims any responsibility to update these forward-looking statements.